Exhibit 10.6

                         FOUR OAKS BANK & TRUST COMPANY
                             SUPPLEMENTAL EXECUTIVE
                                 RETIREMENT PLAN






                                AYDEN R. LEE, JR.






                   Originally Effective as of January 1, 1998
                  Amended and Restated as of December 12, 2008

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                         FOUR OAKS BANK & TRUST COMPANY
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                                AYDEN R. LEE, JR.


                                    ARTICLE I
                                  INTRODUCTION

     1.1 In General. This Plan is an optional deferred compensation plan that is intended to provide supplemental retirement benefits to Ayden R. Lee, Jr., President of Four Oaks Bank & Trust Company (the "Participant"), to encourage the Participant to remain as an employee of Four Oaks Bank & Trust Company and any successor thereto (the "Bank") and to reward him for contributing materially to the success of the Bank. The Plan shall be construed and interpreted for purposes of the Code and ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of ERISA Section 201(2).

     1.2 Name. This instrument and any amendments hereto shall be known as the Four Oaks Bank & Trust Company Supplemental Executive Retirement Plan (herein referred to as the "Plan").

     1.3 Effective Date. The Plan was originally effective as of January 1, 1998 (the "Effective Date"). It was amended and restated effective as of December 12, 2008 to comply with the requirements of Section 409A of the Code.


                                   ARTICLE II
                                   DEFINITIONS

     2.1 "Account Balance" means the estimated account balance in the Participant's 401(k) plan sponsored by the Bank. The estimation assumes that the Participant will contribute to the Bank's 401(k) plan the minimum amount necessary at the last day of each year to receive the maximum matching contribution from the Bank for that year. This account balance is accumulated each year using the interest rate prescribed for employee contributions under
Section 411(c)(2)(C)(iii) of the Internal Revenue Code, as of the first day of the plan year. For purposes of this Plan, Participant's Account Balance as of January 1, 1998, was $228,372, to which contributions and earnings have and will be added. It is understood and agreed to by the parties that on any given date after the Effective Date, the Account Balance likely will not be the same amount as the actual dollar amount of the Participant's account balance in the 401(k) plan sponsored by the Bank.

     2.2 "Actuarial Equivalence" means present values calculated using the interest rate on 30-year treasury securities for the month prior to the first day of the plan year, as prescribed by the Retirement Protection Act of 1994, and the 1983 Group Annuity Mortality Tables used for lump sum purposes under the Retirement Protection Act of 1994.

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     2.3 "Average Annual Compensation" means the annual average of the
Compensation received by Participant during his three (3) consecutive years of Service with respect to which the Participant receives the highest Compensation that occurs within his five (5) years of Service immediately preceding his Retirement or earlier termination of employment, or if less, the number of complete calendar years during his period of participation.

     2.4 "Beneficiary" means such person designated by the Participant in a written instrument filed with the Board to receive any death benefit that is payable under this Plan. In the event no valid Beneficiary designation exists at the time of the Participant's death, the death benefit shall be payable to his spouse or, if there is no surviving spouse, to his estate.

     2.5 "Board" means the Board of Directors of the Bank.

     2.6 "Change in Control" means, for purposes of this Plan, that a change shall have occurred upon any purchase, assignment, merger, consolidation, pledge or transfer of any kind (e.g., voluntary, involuntary or by operation of law) of the voting securities of the Bank or FOFN, or an increase in percentage of ownership of the Bank or FOFN resulting from a redemption of voting securities (any of the foregoing transactions hereinafter referred to as an "Acquisition") if, after the Acquisition, (i) the acquiring party (or parties acting in concert) owns, controls, or holds the power to vote more than fifty percent (50%) of the total voting power of the securities of the Bank or FOFN, as applicable, (ii) the Bank or FOFN, as applicable, is not the surviving entity and immediately after the Acquisition, the acquiring party (or parties acting in concert) owns, controls, or holds the power to vote more than fifty percent (50%) of the total voting power of the securities of the surviving entity, or
(iii) the directors of the Bank or FOFN, as applicable, immediately prior to the Acquisition constitute less than a majority of the board of directors of the surviving entity.

     2.7 "Code" means the Internal Revenue Code of 1986, as amended, and any successor statue thereof, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

     2.8 "Compensation" means the total compensation paid by the Bank to the employee during any plan year for services performed that would otherwise be includible in gross income. Compensation taken into account for this purpose shall be the compensation paid to the employee prior to any reduction under (i) a salary reduction agreement entered into by the Participant pursuant to a plan maintained by the Bank that qualifies under Section 401(k) of the Code, or (ii) a salary reduction agreement entered into by the Participant pursuant to a plan maintained by the Bank that qualifies under Section 125 of the Code.

     2.9 "Disability" or "Disabled" means the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Notwithstanding the foregoing, the Participant shall be deemed Disabled if he is determined to be totally disabled by the Social Security Administration.

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     2.10 "Early Retirement Date" means the first day of the month (prior to the
Normal Retirement Date) coinciding or next following the date on which the Participant or former Participant attains his 55th birthday (Early Retirement
Age).

     2.11 "Employer" means the Bank, and any entity required to be aggregated with the Bank by Sections 414(b), (c), (m), or (o) of the Code.

     2.12 "ERISA" means the Employee Retirement Income Security Act of 1974 as it may be amended from time to time.

     2.13 "401(k) Offset Benefit" means the Account Balance as of the date of retirement or other termination of employment, divided by the present value of one dollar paid at the beginning of each year for the Participant's lifetime, determined as of the date of retirement or termination, as the case may be, using the definition of Actuarial Equivalence, as set forth in Section 2.2 of this Plan.

     2.14 "FOFN" means Four Oaks Fincorp, Inc., a North Carolina corporation, or any successor thereto.

     2.15 "Normal Form of Payment" means a monthly annuity payable for the Participant's lifetime, to be paid to the Participant, or, in the case of the Participant's death, his named beneficiary or estate.

     2.16 "Normal Retirement Date" means the first day of the month coinciding or next following the Participant's Normal Retirement Age (65th birthday).

     2.17 "Service" means the Participant's period of employment with the Employer, measured in years and completed months, beginning not earlier than the Effective Date of this Plan.

     2.18 "Social Security Benefit" means the annual Primary Insurance Amount estimated to be payable to the Participant at age 65 under the Federal Social Security Act assuming continued Compensation to age 65 after retirement or termination and projected prior Compensation based on a estimated wage history projected backwards utilizing changes in average wages from year to year as determined by the Social Security Administration. It is understood and agreed to by the parties that in certain circumstances, the Social Security Benefit may result in an offset in benefits payable to the Participant under the terms of this Plan, even though the Participant may not yet have reached the age to receive an actual social security benefit payment from the Social Security Administration.

     2.19 "Vested" means that the benefit payable under this Plan with respect to the Participant is nonforfeitable.

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                                   ARTICLE III
                              DEFERRED COMPENSATION

     3.1 Normal Retirement. Upon retirement on or after his Normal Retirement Age, the Employer shall pay the Participant an annual supplemental retirement benefit (which benefit is herein called his Normal Retirement Benefit), subject to Section 3.7, equal to the sum of seventy-five percent (75%) of the Participant's Average Final Compensation reduced by the Participant's (i) 401(k) Offset Benefit and (ii) Social Security Benefit. The Participant shall become fully Vested in his Normal Retirement Benefit upon attaining Normal Retirement Age. The Normal Retirement Benefit shall be payable, according to the Normal Form of Payment, in monthly installments commencing on the first day of the month following the Participant's retirement on or after his Normal Retirement Date and continuing on the first of each month thereafter for the Participant's lifetime.

     3.2 Early Retirement. Upon retirement on or after his Early Retirement Age but prior to his Normal Retirement Date, the Employer shall pay, in lieu of a Normal Retirement Benefit, the Participant an annual supplemental retirement benefit (which benefit is herein called his Early Retirement Benefit), subject to Section 3.7, of a certain percentage of the Normal Retirement Benefit, to be determined as follows:

                                                  Early Retirement Benefit as a
         Age at Retirement                       Percentage of Normal Retirement
         -----------------                       -------------------------------

               55                                               58%
               56                                               64%
               57                                               70%
               58                                               76%
               59                                               82%
               60                                               88%
               61                                               94%
               62                                              100%
               63                                              100%
               64 or older                                     100%

The Early Retirement Benefit shall be payable, according to the Normal Form of Payment, in monthly installments commencing on the first day of the month following the Participant's retirement on or after his Early Retirement Date and continuing on the first of each month thereafter for the Participant's lifetime.

     3.3 Deferred Vested Benefit. Upon termination of employment from the Employer at any time before age 55 (for any reason other than death, Disability as defined in Section 3.5 or a Change in Control, as defined in Section 3.6), the Participant shall not be entitled to any benefits under this Plan.

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     3.4 Death Benefit. If the Participant dies before the commencement of the payment of benefits payable under Sections 3.1, 3.2, or 3.5, the Employer shall pay to his Beneficiary a death benefit (which benefit is herein called his Pre-retirement Survivor Benefit). An annual vested benefit is calculated in the same manner as the Normal Retirement Benefit, but using the Average Annual Compensation, 401(k) Offset Benefit and Social Security Benefit as of the date of death, multiplied by the ratio of the Participant's Service as of the date of death over the Participant's projected Service at Normal Retirement Date. If the Participant was eligible to retire at the date of death, in no event shall the annual vested benefit be less than what the Participant would have received if he had retired as of the date of his death. The annual vested benefit as described above in this Section 3.4 shall then be converted to a lump sum by multiplying the annual vested benefit by the present value of one dollar paid at the beginning of each year for the Participant's life expectancy, determined immediately before the Participant's death, using the Actuarial Equivalence definition as stated in Section 2.2 of this Plan. The lump sum amount so determined is hereafter referred to as the Pre-retirement Survivor Benefit, and shall be paid to the Participant's Beneficiary in 60 equal monthly installments, including interest, at an interest rate determined by reference to Section 2.2 of this Plan. Such monthly payments shall commence on the first day of the second month following the date of the Participant's death and continue on the first of each month thereafter for 59 months.

     If the Participant dies after the commencement of the payment of benefits payable under Sections 3.1, 3.2, or 3.5, the Employer shall pay to his Beneficiary a death benefit (which benefit is herein called his Survivor Benefit) equal to the annual vested benefit payable to the Participant immediately prior to his death, multiplied by the present value of one dollar paid at the beginning of each year for the Participant's life expectancy, determined immediately before the Participant's death, using the Actuarial Equivalence definition as stated in Section 2.2 of this Plan. The lump sum amount hereafter referred to as the Survivor Benefit, so determined shall be paid to the Participant's Beneficiary in 60 equal monthly installments, including interest, at an interest rate determined by reference to Section 2.2 of this Plan. Such monthly payments shall commence on the first day of the second month following the date of the Participant's death and continue on the first of each month thereafter for 59 months..

     3.5 Benefit Payable on Disability. In the event of the Participant's Disability, a disability benefit shall be payable from this Plan. The annual disability retirement benefit shall be calculated in the same manner as the Normal Retirement Benefit, but using the Participant's Average Annual Compensation, 401(k) Offset Benefit and Social Security Benefit as of the date of Disability, multiplied by the ratio of the Participant's Service as of the date of Disability over the Participant's projected Service at Normal Retirement Date. If the Participant was eligible to retire at the date of Disability, in no event shall this disability benefit be less than what the Participant would have received if he had retired at the date of Disability instead. A monthly amount (equal to 1/12th of the annual disability retirement benefit) shall be payable as an annuity under the Normal Form of Payment, with such payments commencing on the first day of the second month following the month in which the Participant became Disabled and continuing on the first of each month thereafter for the Participant's lifetime.

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     3.6 Benefit Payable on Change in Control. If a Change in Control, as
defined in Section 2.7 occurs and the Participant's employment with the Employer terminates within twenty-four (24) months thereafter for any reason (other than termination for cause by Employer), a vested benefit shall be payable from this Plan. The annual vested benefit is calculated in the same manner as the Normal Retirement Benefit, but using the Average Annual Compensation, 401(k) Offset Benefit and Social Security Benefit as of the date of vesting, multiplied by the ratio of the Participant's Service as of the date of vesting over the Participant's projected Service at Normal Retirement Date. If the Participant was eligible to retire at the date of vesting, in no event shall this vested benefit be less than what the Participant would have received if he had retired at the date of vesting instead. The annual vested benefit shall be converted to a lump sum by multiplying the annual vested benefit by the present value of one dollar paid at the beginning of each year for the Participant's life expectancy, using the Actuarial Equivalence definition as stated in Section 2.2 of this Plan. The lump sum amount, as so determined, shall be paid to the Participant within 30 days after the Participant's employment terminates as described above.

     3.7 Limitation on Benefits. Notwithstanding anything in this Plan to the contrary, the maximum annual benefit payable under this Plan shall not exceed $50,000 per year, payable at the Normal Retirement Age. If, prior to the Participant's Normal Retirement Age, a benefit is or becomes payable because of the Participant's death, a Change in Control, the Participant's Disability, or on or after the Participant attains Early Retirement Age, the benefit payable to the Participant shall be determined as follows: The maximum life annuity of $50,000 per year at Normal Retirement Age shall be reduced 5% per year for each year (up to a maximum 10 year reduction) that the benefit becomes payable prior to the Participant's Normal Retirement Age, so that the annual benefit at age 55 (or earlier age in the event of death, Disability or Change in Control) shall be based upon a life annuity not to exceed $25,000 per year.

     To the extent a single lump sum payment is made involving one of the above contingencies, the single lump sum payment shall not exceed the present value of the maximum life annuity payable as given above, using the definition of Actuarial Equivalence, as set forth in Section 2.2 of this Plan.

                                   ARTICLE IV
                                  MISCELLANEOUS

     4.1 Indemnification of Board. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Board or Committee shall be indemnified by the Employer against the reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of any action, suit, or proceedings, or in connection with any appeal therein, to which they or any of them may be a part by reason of any action taken in connection with this Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Bank) or paid by them in satisfaction of a judgment in any such action, suit, or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit, or proceeding that such member is liable for negligence or misconduct in the performance of his duties; provided that within sixty (60) days after institution of any such action, suit, or proceeding a Board or Committee member shall in writing offer the Bank the opportunity, at its own expense, to handle and defend the same.

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     4.2 Amendments. The Bank may from time to time amend or terminate, in whole or in part, any or all of the provisions of the Plan; provided, however, no such action shall adversely affect the existing or future rights or interests of the Participant under this Plan without his written consent. Any such action shall be adopted by formal action of the Board and executed by an officer, director, or person authorized to act on behalf of the Bank.

     4.3 Nonalienation. Except insofar as applicable law may otherwise require and with respect to the designation of a Beneficiary upon death, (i) no amount payable to or in respect of the Participant at any time shall be subject in any manner to alienation by such Participant or his Beneficiary by anticipation, sale, transfer, assignment, bankruptcy, pledges, attachment, charge, or encumbrance of any kind, any attempt to so alienate, sell transfer, assign, pledge, attach, charge, or otherwise encumber any such amount, whether presently or thereafter payable, shall be void; and (ii) the Employer shall in no manner be liable for or subject to the debts, liabilities, contracts, engagements, or torts of the Participant or his Beneficiary.

     4.4 Employment Relationship. Nothing contained in this Plan shall be deemed to give the Participant or employee the right to be retained in the service of the Employer, or to interfere with the right of the Employer to discharge the Participant at any time regardless of the effect which such discharge shall have upon him as the Participant under this Plan.

     4.5 Participation in Other Employee Benefit Plans. Nothing contained in this Plan shall in any manner modify, impair, or affect the existing or future rights or interests of the Participant (i) to receive any employee benefits to which he would otherwise be entitled, or (ii) to participate in any present or future "employee benefit plan" (as defined in Section 3(3) of the Act) of the Employer. Any deferred compensation payable under this Plan shall not be deemed salary or other compensation to the Participant for the purpose of computing benefits to which he may be entitled under any "employee benefit plan" of the Employer.

     4.6 Relationship. Notwithstanding any other provision of this Plan, this Plan and action taken pursuant to it shall not be deemed or construed to establish a trust or fiduciary relationship of any kind between or among the Employer, the Participant, the Beneficiaries, or any other persons. The Plan is intended to be unfunded for purposes of the Code and ERISA. The right of the Participant and Beneficiaries to receive payment of deferred compensation is strictly a contractual right to payment, and this Plan does not grant nor shall it be deemed to grant the Participant, beneficiaries, or any other person any interest in or right to any of the funds, property, or assets of the Employer other than as an unsecured general creditor of the Employer.

     4.7 Construction of Plan. This Plan shall be construed and enforced according to the laws of the State of North Carolina and, to the extent applicable, federal law. Whenever any words are used herein in the singular or plural form, they shall be construed as though they were also used in the other form in all cases where they would so apply. The headings and subheadings of this Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

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                                   ARTICLE V
                                  SECTION 409A

     5.1 Intent. The provisions of this Plan are intended to comply with Section 409A of the Code, and the regulations thereunder (collectively, "Section 409A") and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Plan would cause the Participant to incur any additional tax or interest under Section 409A, the Bank shall, upon the specific request of the Participant, use its reasonable business efforts to in good faith reform such provision to comply with Code
Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Participant and the Bank of the applicable provision shall be maintained, and the Bank shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Bank. Notwithstanding the foregoing, the Bank shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

     5.2 Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a "Separation from Service" within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a "termination," "termination of employment," "separation from service" or like terms shall mean Separation from Service.

     5.3 Separate Payments. Each installment payment required under this Plan shall be considered a separate payment for purposes of Section 409A.

     5.4 Delayed Distribution to Key Employees. If the Bank determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Bank's sole discretion, that the Participant is a Key Employee of the Bank on the date his employment with the Bank terminates and that a delay in benefits provided under this Plan is necessary to comply with Code Section 409A(A)(2)(B)(i), then the payment of any benefits provided for under this Plan shall be delayed for a period of six (6) months following the date of termination of the Participant's employment (the "409A Delay Period"). In such event, any benefits provided for under this Plan that would otherwise be due and payable to the Participant during the 409A Delay Period shall be paid to the Participant in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Plan, "Key Employee" shall mean an employee who, on an Identification Date ("Identification Date" shall mean each December 31) is a key employee as defined in Section 416(i) of the Code without regard to paragraph (5) thereof. If the Participant is identified as a Key Employee on an Identification Date, then he shall be considered a Key Employee for purposes of this Plan during the period beginning on the first April 1 following the Identification Date and ending on the following March 31.

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     IN WITNESS WHEREOF, this amended and restated Plan document has been executed as of the 12th day of December, 2008.


FOUR OAKS BANK & TRUST COMPANY


BY:  /s/ Wanda J. Blow, V.P.
     --------------------------------------------


PARTICIPANT


/s/ Ayden R. Lee, Jr.
-------------------------------------------------
Ayden R. Lee, Jr.


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